CONSULTING AGREEMENT

This CONSULTING AGREEMENT is made effective as of June 1, 2020 (the "Effective Date") by and between James N. Woody and Associates LLC (the "Consultant"), residing at 17 Emilie Ave., Atherton CA 94027 and **ENOSI LIFE SCIENCES** (the "Company"), a Delaware corporation having a place of business at ___13225 Bavarian Dr., San Diego, CA. 92129__.

W I T N E S E T H:

WHEREAS, the Consultant has expertise, among others, in matters relating to company management, product development, strategic planning, licensing and financing;

WHEREAS, the Company desires to obtain the consulting services of the Consultant and the Consultant desires to provide such services in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereby agree as follows:

1. Engagement. The Company hereby retains the Consultant to provide the Company with the consulting services as generally set forth on Schedule A or such other consulting services as the parties may agree (the "Services"), and the Consultant hereby agrees to perform the Services, as requested from time to time by the Company, on the terms and conditions set forth herein.

2. Fees and Expenses.

2.1 The Services hereunder shall be rendered and billed in accordance with the rates and terms set forth on Schedule B.

2.2 The Company shall reimburse the Consultant for all reasonable and necessary out-of-pocket expenses incurred by the Consultant in connection with providing the Services, including, without limitation, travel outside the general area of Consultant's offices, telephone, facsimile, mail, and printing expenses; provided that, such travel shall only be undertaken with Company's prior written consent; and further provided that such expenses are within the scope of a pre-approved budget.

2.3 The Consultant shall invoice the Company on a monthly basis for the fees and expenses incurred in the prior month. Terms of payment shall be net thirty (30) days from the date of receipt of the invoice.

3. Ownership of Intellectual Property. The Company shall own all right, title and interest in and to discoveries, inventions, improvements, patents (and applications therefor), copyrights, ideas, processes, developments, know-how, laboratory notebooks, creations, properties and all other proprietary rights developed, reduced to practice or otherwise identified in connection with the Services ("Intellectual Property") including without limitation any data or reports generated in connection therewith; provided, however, that Intellectual Property shall not include (i) concepts, approaches and methodologies for analyzing, synthesizing or assessing data previously developed by the Consultant that have general

application to the consulting services provided by the Consultant; and (ii) discoveries, inventions, patents, copyrights, ideas, processes, developments, know-how, creations, properties and all other proprietary rights developed, reduced to practice or otherwise identified outside the scope of the Services and not using the Confidential Information and Intellectual Property of the Company. The Consultant agrees to furnish and execute any additional documents, or provide any other assistance, as the Company may require establishing the Company's ownership of such Intellectual Property rights. Upon the expiration or earlier termination of this Agreement for any reason, each party shall return, and shall cause its officers and employees to return, to the other, any tangible forms of Intellectual Property in its possession that is owned by the other party.

4. Company's Confidential Information. Information that Company treats as confidential ("Confidential Information") provided by the Company to the Consultant, and any Intellectual Property developed by the Consultant, which is the property of the Company under Paragraph 3, shall also be treated as Company's Confidential Information and shall be protected by Consultant as specified in this Paragraph 4. The exclusions to Confidential Information contained in this paragraph shall not apply to such Intellectual Property. Confidential Information shall not include, and the obligations of confidentiality and nondisclosure shall not apply to, information if: (a) it is known to the public at the time it is disclosed to Consultant; (b) it becomes known to the public subsequent to the time of disclosure to Consultant and without any fault or disclosure on the part of Consultant; (c) it was known to Consultant prior to the disclosure by Company, free of any obligation of confidence, as evidenced by Consultant's written records, (d) it is received by Consultant from a third party without restriction and without breach of any confidentiality obligations owed to Company, or (e) it is developed by or on behalf of the Consultant independently of any disclosure hereunder as evidenced by Consultant's written records.

4.1 Consultant shall neither use the Confidential Information, nor disclose the Confidential Information to third parties, nor reproduce it, except to the extent necessary for: (a) negotiations, discussions and consultations with the personnel or authorized representatives of Company; (b) preparing estimates or proposals for submission to Company; or (c) for the purpose of performing its obligations under this Agreement. Upon completion of the obligations under this Agreement that use the Confidential Information, or upon termination of this Agreement, Consultant shall, when requested by Company in writing, promptly destroy or return to Company (at Company's option) all of the Confidential Information. Consultant agrees that it shall take the same steps as it takes to protect its own confidential information, but at least commercially reasonable steps, to prevent the unauthorized disclosure or use of any such Confidential Information.

4.2 In the event that any Confidential Information is required by a lawful authority to be disclosed during the period in which an obligation of confidentiality exists, Consultant shall promptly notify Company, and Consultant shall cooperate with Company at Company's expense, so as to enable Company to: (a) seek an appropriate protective order; (b) make the confidential nature of the Confidential Information known to such governmental or regulatory authority or court; and (c) make any applicable claim of confidentiality in respect of the Confidential Information.

4.3 Consultant shall not disclose to Company any information that constitutes Consultant's own confidential information; and Consultant shall not use or disclose for the benefit of Company and information that constitutes the confidential information of any third party.

4.4 For purposes of this Agreement, the parties hereby acknowledge and agree that the terms of this Agreement and the contents of the Exhibits hereto (if any) shall be treated by the Consultant as Confidential Information of the Company, but the Company shall be free to share such Agreement information with third parties without restriction.

4.5 Consultant's obligations under this Paragraph 4 shall terminate with respect to any Confidential Information ten (10) years after the date of disclosure.

5. Term and Termination.

5.1 This Agreement shall be effective as of the Effective Date and, unless earlier terminated as provided for herein, shall continue for a period of six (6) months (the "Initial Term"), and thereafter shall automatically renew for successive six (6) month periods (each a "Renewal Term"), unless either party gives the other notice of non-renewal at least thirty (30) days before the end of the Initial Term or each Renewal Term, as applicable. The "Term" of this Agreement shall be the Initial Term plus any Renewal Terms, unless this Agreement is terminated early under Section 6.2.

5.2 Either party may terminate this Agreement at any time and for any reason (or no reason) upon thirty (30) days' prior written notice to the other party of such termination. Upon termination of this Agreement, Company will pay Consultant all accrued and unpaid expenses. Consulting fees accrued at the date of such termination will be paid as provided in Article 2 hereof.

5.3 Either party may terminate this Agreement upon seven (7) days' prior written notice to the other party, in the event of a material breach of this Agreement by the other party, unless such breach is cured within such seven-day period.

5.4 The provisions of Paragraphs 2, 3, 4, 5.4, 6, 8 and 9 shall survive the expiration or earlier termination of this Agreement.

6. Employee Non-Solicitation. The Consultant and the Company agree that during the term of this Agreement and for a period of two years thereafter, neither party shall solicit the other party's employees for employment or seek to entice, attract or induce any employees to leave the employ of the other party.

7. Third Party Non-Solicitation. During the term of this Agreement and for a period of two years thereafter, Consultant agrees, unless required as part of the Services or specifically approved in writing by the Company, not to solicit, contact or attempt to influence any third party involved in any project submitted by the Company to the Consultant or enter into any discussions, negotiations, arrangements or undertakings with any third party with respect to any project submitted by the Company to the Consultant.

8. Indemnification. Company agrees to indemnify and hold harmless Consultant from and against any and all loss, damage, cost and expense of every kind, including reasonable attorneys' fees (each, a "Loss") resulting from any claim by a third party relating to the Services or to any injury or death alleged to have been caused by or attributable to any drug, device or biologic which is the subject the Services, unless such Loss arises out of the negligence, misconduct or breach of this Agreement by Consultant. Similarly, Consultant agrees to indemnity and hold harmless Company from and against any Loss resulting from a third party claim attributable to the negligence, misconduct or breach by Consultant, unless such Loss arises out of the negligence, misconduct or breach by Company.

9. Limitation on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (I) THE SERVICES OR (ii) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT BE EFFECTIVE WITH REGARD TO THE OBLIGATIONS OF CONFIDENTIALITY CONTAINED IN SECTION 4, A THIRD PARTY CLAIM FOR INDEMNITY UNDER SECTION 8, OR TO THE EXTENT A PARTY IS FOUND TO HAVE ENGAGED IN WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

10. Force Majeure. If the performance of this Agreement or of any obligation hereunder, except for the payment of any amounts hereunder, is prevented, restricted or interfered with by reason of any cause beyond the reasonable control of the affected party, such party, upon prompt written notice to the other party, shall be excused from such performance to the extent of the aforementioned prevention, restriction or interference, provided that the party so affected shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

11. Waiver. A party's failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy, or prevent such party thereafter from enforcing any or all provisions and exercising any or all other rights and remedies. The exercise of any right or remedy does not constitute an election or prevent the exercise of any or all rights or remedies, all rights and remedies being cumulative.

12. Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and delivered by hand or by overnight delivery service maintaining records of receipt, to the respective parties at the following addresses:

If to the Company:
(contact information)

If to the Consultant:

James N. Woody MD, PhD
17 Emilie Ave.
Atherton, CA 94027

or to such other address or addresses as either party may from time to time designate by notice given as aforesaid. Notices shall be effective when delivered.

13. Arbitration; Jurisdiction. All disputes arising under or in connection with this Agreement or concerning in any way the Services shall be submitted exclusively to arbitration in California under the rules of the American Arbitration Association then in effect, and the decision of the arbitrator shall be final and binding upon the parties. Each party hereby consents to service of process in any such action by U.S. mail or other commercially reasonable means of receipted delivery.

14. Assignment. Neither of the parties hereto shall assign or transfer its interest or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that a party may assign this Agreement without such consent to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets. Any purported assignment, delegation or transfer in violation of this Section 14 will be null and void.

15. Successors and Assigns. Each of the parties hereto binds its successors, permitted assigns and/or legal representative with respect to the terms of this Agreement.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the choice of law provisions thereof.

17. Entire Agreement. This Agreement constitutes, on and as of the date hereof, the entire agreement of the parties with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to such subject matter are hereby superseded in their entireties. This Agreement shall not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the parties.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto.

19. Survival of Terms. If any provision hereof, other than the requirements to make payments pursuant to Paragraph 2, should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, and (b) the parties agree to use their best efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as

possible, the original intention of the parties with respect thereto. To the fullest extent permitted by applicable law, each party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

20. Independent Contractors. The status of the parties under this Agreement shall be that of independent contractors. No party shall have the right to enter into any agreements on behalf of the other party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing an agency, partnership or joint venture relationship between the parties hereto. The parties acknowledge and agree that (i) Consultant shall not be treated as an employee of Company, (ii) Consultant shall not be entitled to any employee benefits that Company offers to its employees, (iii) Consultant shall be responsible for all tax obligations related to the compensation payable by Company to Consultant pursuant to this Agreement, and (iv) Company will furnish to the IRS a customary Form 1099 to evidence such compensation.

21. Headings; Construction. Headings contained in this Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof. As used herein, unless the context otherwise requires, the single shall include the plural and vice versa, words of any gender shall include words of any other gender, and "or" is used in the inclusive sense.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ENOSI LIFE SCIENCES CORP (Company)

By: [signature]

Name: Michael Shepard

Title: President and Chief Scientific Officer

Date: July 5, 2020

James N. Woody MD, PhD (Consultant)

By: James N. Woody

Name: James N. Woody

Title: Consultant

Date: June __, 2020

June 1, 2020
as noted on page 1.

WEST\290707093.2

Schedule A

Consultant

James N. Woody MD, PhD

Services

Consulting services that Consultant shall provide to Company include, but are not limited to, the following:

1. Serve as Executive Chairman of the Board of Directors
2. Work with Company founders, Board members and others designated by the Company to enhance investor presentation in preparation for meetings with potential investors and facilitate the fundraising effort.
3. Organize and Participate in such business meetings, interviews and similar appearances as may be mutually agreed upon.
4. Organize, coordinate and track the planning activities to prepare Company to be able to prepare its innovative products for clinical use.
5. Update the Board of Directors periodically as to progress.

WEST\290707093.2

Schedule B

Consultant(s)

James N. Woody MD, PhD

Rate and Terms:

Consultant shall be paid an initial retainer of $25,000/yr. in quarterly payment for eight (8) hours, (the equivalent of one (1) full work day) of service per month of the Term of this Agreement for the performance of the Services. Upon receipt of a Financing of over $5M, the rate shall increase to $40,000/yr. , in quarterly payments. Other adjustments may be made depending on company status.

Company shall issue to Consultant an option to purchase 5% of the Company's fully diluted stock, at a price per share equal to the per share fair market value of Company's common stock on the date of the grant. Two percent (2%) shall vest upon signing, the remaining 3% shall begin vesting on the date of signing, with vesting continuing at the rate of 1/24 per month while this Consulting Agreement remains in full force and effect. The option shall expire on June 30, 2026. The option shall be issued pursuant to Company's 2020 Stock Option Plan. This stock option shall be called the "Original Option".

If this Consulting Agreement remains in full force and effect as of the date when Company has raised an aggregate of $5,000,000 of new equity funding, or June 30, 2021, whichever is earlier (the "Reset Date"), and if the Original Option represents less than 2% of Company's outstanding issued shares as of the Reset Date, then an additional option shall be granted at that time for an additional number of shares (the "New Option"), such that the Original Option plus the New Option combined represent 2% of Company's then total outstanding issued shares. Said New Option shall be at an exercise price equal to the then current fair market value of Company's common stock at of the Reset Date. The New Option shall be fully vested when issued and shall expire on June 30, 2026. The New Option shall be issued pursuant to Company's 2020 Stock Option Plan.